UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

ReNew Energy Global plc

(Name of Issuer)

ReNew Global Class A Shares, Nominal Value $0.0001 Per Share

(Title of Class of Securities)

G7500M 104

(CUSIP Number)

David S. Thomas, Esq.

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

(212) 902-1000

With a copy to:

Nallini Puri and Sarah Lewis

2 London Wall Place

London

EC2Y 5AU

+44 20 7614 2200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 23, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G7500M 104

1.	Names of Reporting Persons The Goldman Sachs Group, Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 16,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 16,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 5.7%[1]
14.	Type Of Reporting Person HC-CO

 (1) Based on 282,430,194 Class A Shares (“Class A Shares”) of ReNew Energy Global plc (the “Issuer”) outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Goldman Sachs & Co. LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 16,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 16,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 5.7%[1]
14.	Type Of Reporting Person BD-PN-IA

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Wyvern Holdings Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Mauritius
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 16,133,476
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 16,133,476
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,133,476
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 5.7%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,798,371
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,798,371
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,798,371
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 2.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GSCP VI Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,798,371
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,798,371
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,798,371
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 2.1%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Offshore Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,822,296
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,822,296
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,822,296
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.7%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GSCP VI Offshore Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,822,296
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,822,296
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,822,296
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.7%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI Parallel, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,593,987
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,593,987
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,593,987
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.6%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Advisors VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,593,987
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,593,987
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,593,987
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.6%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons GS Capital Partners VI GmbH & Co. KG
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 206,508
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 206,508
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 206,508
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Goldman, Sachs Management GP GMBH
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 206,508
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 206,508
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 206,508
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2011 Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 100,028
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 100,028
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,028
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2011 Offshore Advisors, Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 167,789
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 167,789
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 167,789
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person CO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street 2011, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 153,268
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 153,268
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 153,268
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street Opportunity Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 153,268
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 153,268
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 153,268
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Bridge Street 2011 Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 67,761
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 67,761
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 67,761
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,755,322
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,755,322
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,755,322
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.6%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons Broad Street Energy Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,326,723
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,326,723
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,326,723
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 1.2%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners Offshore Holding-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 401,724
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 401,724
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 401,724
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons West Street Energy Partners Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,169,677
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,169,677
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,169,677
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.4% [1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2013, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 48,400
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 48,400
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,400
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds AF
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 66,147
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 66,147
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 66,147
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person OO

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

CUSIP No. G7500M 104

1.	Names of Reporting Persons MBD 2013 Offshore, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 17,747
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 17,747
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,747
12.	Check if the Aggregate Amount In Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%[1]
14.	Type Of Reporting Person PN

(1) Based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021.

This Amendment No. 4 (the “Amendment”) amends and supplements the Schedule 13D originally filed by the Reporting Persons on September 2, 2021, as amended on December 10, 2021, February 14, 2022 and as further amended on February 17, 2022 (the “Original Schedule 13D” and, as amended and supplemented by this Amendment, the “Schedule 13D”). Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Original Schedule 13D. Capitalized terms not otherwise defined in this Amendment shall have the same meanings ascribed thereto in the Original Schedule 13D.

Item 4.	Purpose of Transaction

This Amendment amends Item 4 of the Original Schedule 13D to delete the paragraphs under “Sale and Purchase Agreement” in their entirety and replace them with the following:

On February 23, 2022, pursuant to a sale and purchase agreement dated February 11, 2022 by and between Canada Pension Plan Investment Board (“CPPIB”) and GSW (the “First Sale and Purchase Agreement”), GSW sold 18,000,000 Class A Depositary Receipts (as defined in the First Sale and Purchase Agreement) representing 18,000,000 Class A Shares and 3,400,000 Class C Depositary Receipts (as defined in the First Sale and Purchase Agreement) representing 3,400,000 Class C Shares to CPPIB in a privately negotiated transaction (the “First Sale and Purchase”) at a purchase price of $6.50 per Class A Depositary Receipt and $6.50 per Class C Depositary Receipt.

On the same date, pursuant to a sale and purchase agreement dated February 16, 2022 by and between CPPIB and GSW (the “Second Sale and Purchase Agreement”), GSW sold 9,100,000 Class C Depositary Receipts representing 9,100,000 Class C Shares to CPPIB in a privately negotiated transaction (the “Second Sale and Purchase” and, together with the First Sale and Purchase, the “Sale and Purchases”) at a purchase price of $6.50 per Class C Depositary Receipt.

Upon completion of the Sale and Purchases, GSW owns 16,133,476 Class A Shares (in the form of Class A Depositary Receipts), representing approximately 5.7% of the Issuer’s total outstanding Class A Shares.

The GS Reporting Persons reserve the right, at any time and from time to time, to formulate plans and/or make proposals or take actions with respect to their investment in the Issuer, or review or reconsider their position and/or change their plans or proposals, and/or acquire additional shares of the Issuer or dispose of shares of the Issuer beneficially owned by them, in the public market or privately negotiated transactions or otherwise.

In addition, the GS Reporting Persons may from time to time engage in discussions with management, the board of directors and/or other shareholders of the Issuer and other relevant parties or take other actions concerning any extraordinary corporate transaction (including but not limited to a merger, reorganization or liquidation) or the business, operations, assets, strategy, future plans, prospects, corporate structure, board composition, management, capitalization, dividend policy, articles of incorporation, regulations, corporate documents, agreements, delisting or deregistration of the Issuer.

References to and descriptions of the Business Combination Agreement, Registration Rights, Coordination and Put Option Agreement, Shareholders Agreement, the First Sale and Purchase Agreement and the Second Sale and Purchase Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of the such agreements, which have been filed as Exhibits hereto and are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

This Amendment amends and restates the first paragraph of Item 5 of the Original Schedule 13D in its entirety as set forth below:

Following the completion of the Sale and Purchases described in Item 4 above, each of the GS Reporting Persons had the following beneficial ownership of Class A Shares of the Issuer (percentages are based on 282,430,194 Class A Shares outstanding as of December 26, 2021, as reported by the Issuer in its Form 6-K filed with the SEC on December 30, 2021):

(i)	The Goldman Sachs Group had shared dispositive and voting power over 16,133,476 shares, representing 5.7% of the outstanding shares.

(ii)	Goldman Sachs, by virtue of its status as manager for GSCP Advisors VI, GSCP VI Offshore Advisors, GS Advisors VI, Goldman Sachs Management GP, Bridge Street Opportunity Advisors, MBD 2011 Offshore Advisors, Broad Street Energy Advisors and MBD Advisors and the investment manager for each of the GSW Investors, had shared dispositive and voting power over 16,133,476 shares, representing 5.7% of the outstanding shares.

(iii)	GSW had shared dispositive and voting power over 16,133,476 Class A Shares, representing 5.7% of the outstanding shares.

(iv)	GS Capital Partners VI, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 5,798,371 shares, representing 2.1% of the outstanding shares.

(v)	GSCP VI Advisors, by virtue of its status as the general partner of GS Capital Partners VI, had shared dispositive and voting power over 5,798,371 shares, representing 2.1% of the outstanding shares.

(vi)	GS Capital Partners VI Offshore Fund, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 4,822,296 shares, representing 1.7% of the outstanding shares.

(vii)	GSCP VI Offshore Advisors, by virtue of its status as the general partner of GS Capital Partners VI Offshore Fund, had shared dispositive and voting power over 4,822,296 shares, representing 1.7% of the outstanding shares.

(viii)	GS Capital Partners VI Parallel, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 1,593,987 shares, representing 0.6% of the outstanding shares.

(ix)	GS Advisors VI, by virtue of its status as the general partner of GS Capital Partners VI Parallel, had shared dispositive and voting power over 1,593,987 shares, representing 0.6% of the outstanding shares.

(x)	GS Capital Partners VI GmbH, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 206,508 shares, representing 0.1% of the outstanding shares.

(xi)	Goldman Sachs Management GP, by virtue of its status as the general partner of GS Capital Partners VI GmbH, had shared dispositive and voting power over 206,508 shares, representing 0.1% of the outstanding shares.

(xii)	MBD 2011 Holdings, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 100,028 shares, representing 0.0% of the outstanding shares.

(xiii)	Bridge Street 2011 Offshore, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 67,761 shares, representing 0.0% of the outstanding shares.

(xiv)	MBD 2011 Offshore Advisors, by virtue of its status as the general partner of MBD 2011 Holdings and Bridge Street 2011 Offshore, had shared dispositive and voting power over 167,789 shares, representing 0.1% of the outstanding shares.

(xv)	Bridge Street 2011, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 153,268 shares, representing 0.1% of the outstanding shares.

(xvi)	Bridge Street Opportunity Advisors, by virtue of its status as the general partner of Bridge Street 2011, had shared dispositive and voting power over 153,268 shares, representing 0.1% of the outstanding shares.

(xvii)	West Street Energy Partners, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 1,755,322 shares, representing 0.6% of the outstanding shares.

(xviii)	West Street Energy Partners Offshore Holding-B, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 401,724 shares, representing 0.1% of the outstanding shares.

(xix)	West Street Energy Partners Offshore, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 1,169,677 shares, representing 0.4% of the outstanding shares.

(xx)	Broad Street Energy Advisors, by virtue of its status as the general partner of West Street Energy Partners, West Street Energy Partners Offshore Holding-B and West Street Energy Partners Offshore, had shared dispositive and voting power over 3,326,723 shares, representing 1.2% of the outstanding shares.

(xxi)	MBD 2013, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 48,400 shares, representing 0.0% of the outstanding shares.

(xxii)	MBD 2013 Offshore, by virtue of its status as a GSW Investor, had shared dispositive and voting power over 17,747 shares, representing 0.0% of the outstanding shares.

(xxiii)	MBD Advisors, by virtue of its status as the general partner of MBD 2013 and MBD 2013 Offshore, had shared dispositive and voting power over 66,147 shares, representing 0.0% of the outstanding shares.

Item 7.	Material to be Filed as Exhibits

Exhibit Number	Description of Exhibits

99.1	Business Combination Agreement, dated as of February 24, 2021, as it may be amended from time to time, by and among the Issuer, RMG II, the RMG II Representative, Merger Sub, ReNew India and the Major Shareholders (incorporated herein by reference to Exhibit 99.1 to the Original Schedule 13D).

99.2	Shareholders Agreement, dated as August 23, 2021, by and among the Issuer and each Shareholders Agreement Investor (incorporated herein by reference to Exhibit 99.2 to the Original Schedule 13D).

99.3	Registration Rights, Coordination and Put Option Agreement, dated as of August 23, 2021, by and among the Issuer, the Significant Shareholders, the Founder Investors and ReNew India (incorporated herein by reference to Exhibit 99.3 to the Original Schedule 13D).

99.4	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act, dated as of September 2, 2021, by and among the GS Reporting Persons (incorporated herein by reference to Exhibit 99.4 to the Original Schedule 13D).

99.5	Power of Attorney, relating to The Goldman Sachs Group, Inc. (incorporated herein by reference to Exhibit 99.5 to the Original Schedule 13D).

99.6	Power of Attorney, relating to Goldman, Sachs & Co. LLC (incorporated herein by reference to Exhibit 99.6 to the Original Schedule 13D).

99.7	Power of Attorney, relating to GS Wyvern Holdings Limited (incorporated herein by reference to Exhibit 99.7 to the Original Schedule 13D).

99.8	Power of Attorney, relating to GS Capital Partners VI Fund, L.P. (incorporated herein by reference to Exhibit 99.8 to the Original Schedule 13D).

99.9	Power of Attorney, relating to GSCP VI Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.9 to the Original Schedule 13D).

99.10	Power of Attorney, relating to GS Capital Partners VI Offshore Fund, L.P. (incorporated herein by reference to Exhibit 99.10 to the Original Schedule 13D).

99.11	Power of Attorney, relating to GSCP VI Offshore Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.11 to the Original Schedule 13D).

99.12	Power of Attorney, relating to GS Capital Partners VI Parallel, L.P. (incorporated herein by reference to Exhibit 99.12 to the Original Schedule 13D).

99.13	Power of Attorney, relating to GS Advisors VI, L.L.C. (incorporated herein by reference to Exhibit 99.13 to the Original Schedule 13D).

99.14	Power of Attorney, relating to GS Capital Partners VI GmbH & Co. KG (incorporated herein by reference to Exhibit 99.14 to the Original Schedule 13D).

99.15	Power of Attorney, relating to Goldman, Sachs Management GP GmbH (incorporated herein by reference to Exhibit 99.15 to the Original Schedule 13D).

99.16	Power of Attorney, relating to MBD 2011 Holdings, L.P. (incorporated herein by reference to Exhibit 99.16 to the Original Schedule 13D).

99.17	Power of Attorney, relating to Bridge Street 2011, L.P. (incorporated herein by reference to Exhibit 99.17 to the Original Schedule 13D).

99.18	Power of Attorney, relating to Bridge Street Opportunity Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.18 to the Original Schedule 13D).

99.19	Power of Attorney, relating to Bridge Street 2011 Offshore, L.P. (incorporated herein by reference to Exhibit 99.19 to the Original Schedule 13D).

99.20	Power of Attorney, relating to MBD 2011 Offshore Advisors, Inc. (incorporated herein by reference to Exhibit 99.20 to the Original Schedule 13D).

99.21	Power of Attorney, relating to West Street Energy Partners, L.P. (incorporated herein by reference to Exhibit 99.21 to the Original Schedule 13D).

99.22	Power of Attorney, relating to West Street Energy Partners Offshore Holding-B, L.P. (incorporated herein by reference to Exhibit 99.22 to the Original Schedule 13D).

99.23	Power of Attorney, relating to West Street Energy Partners Offshore, L.P. (incorporated herein by reference to Exhibit 99.23 to the Original Schedule 13D).

99.24	Power of Attorney, relating to Broad Street Energy Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.24 to the Original Schedule 13D).

99.25	Power of Attorney, relating to MBD 2013, L.P. (incorporated herein by reference to Exhibit 99.25 to the Original Schedule 13D).

99.26	Power of Attorney, relating to MBD 2013 Offshore, L.P. (incorporated herein by reference to Exhibit 99.26 to the Original Schedule 13D).

99.27	Power of Attorney, relating to MBD Advisors, L.L.C. (incorporated herein by reference to Exhibit 99.27 to the Original Schedule 13D).

99.28	Sale and Purchase Agreement dated as of February 11, 2022, by and between CPPIB and GSW (incorporated by reference to Exhibit 99.28 to the Original 13D).

99.29	Sale and Purchase Agreement dated as of February 16, 2022, by and between CPPIB and GSW (incorporated by reference to Exhibit 99.29 to the Original 13D).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 23, 2022

THE GOLDMAN SACHS GROUP, INC.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GOLDMAN, SACHS & CO. L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS WYVERN HOLDINGS LIMITED

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI FUND, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GSCP VI ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GSCP VI OFFSHORE ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS ADVISORS VI, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GS CAPITAL PARTNERS VI GMBH & CO. KG

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

GOLDMAN, SACHS MANAGEMENT GP GMBH

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2011 HOLDINGS, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET 2011 OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2011 OFFSHORE ADVISORS, INC.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET 2011, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS OFFSHORE HOLDING-B, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

WEST STREET ENERGY PARTNERS OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

BROAD STREET ENERGY ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2013, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD 2013 OFFSHORE, L.P.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact

MBD ADVISORS, L.L.C.

By: /s/ Crystal Orgill
Name: Crystal Orgill
Title: Attorney-in-fact